Exhibit 99

CONTACTS:

	Investors:	REGIS CORPORATION:
Paul D. Finkelstein – Chairman and CEO Randy L. Pearce – Executive Vice President, CFO Kyle P. Didier – Vice President, Finance (952) 947-7000
For Immediate Release
	Media:	BERNS COMMUNICATIONS GROUP:
Melissa Jaffin/Michael McMullan (212) 994-4660

REGIS EXPECTS SECOND QUARTER EARNINGS TO FALL SHORT OF GUIDANCE
-Company Provides Third and Fourth Quarter Guidance-

     MINNEAPOLIS, January 4, 2005 — Regis Corporation (NYSE:RGS), the global leader in the $150 billion hair care industry, today reported that second quarter earnings are now expected to be $0.56 to $0.60 per diluted share compared to the previously provided guidance of $0.65 to $0.68.

     Second quarter earnings are expected to be impacted by a confluence of factors, including; increased marketing spend and lower service and product margins. Total revenue for the quarter, details of which will be released on Friday, January 7, 2005, should exceed the higher end of the previously provided range of $525 to $530 million, largely due to the recent acquisition of Hair Club for Men and Women.

     While the Company experienced exceptionally strong sales early in December, same-store sales during the last half of the month were negative resulting in a decrease of 0.6 percent for the month. Consolidated same-store sales for the quarter increased 0.4 percent, which was below guidance of 1.0 to 2.0 percent.

     In addition, product margins were impacted by $1.5 million due to the Company’s most recent physical inventory count. A large part of this adjustment related to the Company’s United Kingdom operations.

Third Quarter 2005 Outlook

     Fiscal third quarter revenue and earnings will be impacted by two calendar related events resulting in two fewer operating days compared to the year ago period (89 operating days this year compared to 91 days a year ago). Last year, the third quarter included an extra day due to leap year. In addition, this year, Easter Sunday (March 27, 2005), a day in which all Company-owned and franchised salons are closed, falls in the fiscal third quarter compared to last year when Easter Sunday (April 11, 2004) was in the fiscal fourth quarter.

     The loss of these two days is expected to reduce third quarter revenue by approximately $9 million and earnings by approximately $0.06 per diluted share. Conversely, fourth quarter revenue and earnings will benefit due to more operating days this year (91) compared to the year ago period (90).

     The following points pertain to the third quarter ending March 31, 2005. This guidance includes revenue and earnings accretion from prospective acquisitions.

•	Earnings per diluted share are expected to increase to a range of $0.53 to $0.57, compared to $0.55 last year.

•	Consolidated revenue is forecasted to grow to $553 million to $558 million, compared to $472 million last year.

•	Consolidated same-store sales are forecasted to increase 0.0 to 2.0 percent.

Fourth Quarter 2005 Outlook

     The following points pertain to the fourth quarter ending June 30, 2005. This guidance includes revenue and earnings accretion from prospective acquisitions.

•	Earnings per diluted share are expected to increase to a range of $0.71 to $0.75, compared to $0.59 last year.

•	Consolidated revenue is forecasted to grow to $595 million to $600 million, compared to $509 million last year.

•	Consolidated same-store sales are forecasted to increase 0.0 to 2.0 percent.

Revised Fiscal Year 2005 Outlook

     The following points pertain to the fiscal year ending June 30, 2005. This guidance includes revenue and earnings accretion from prospective acquisitions.

•	Earnings per diluted share are expected to increase to a range of $2.35 to $2.47, an increase of three to eight percent compared to last year. Previously, earnings were forecasted to be $2.51 to $2.59 per diluted share.

•	Consolidated revenue is forecasted to grow 14 percent to approximately $2.2 billion compared to $1.9 billion last year.

•	Consolidated same-store sales are forecasted to increase approximately 1.0 percent.

     “Despite modest earnings growth now forecasted for the fiscal year, we are excited about the future of this Company. While we cannot dictate consumer spending habits or hair fashion, we will nonetheless continue to execute our growth plan,” commented Paul D. Finkelstein, chairman and chief executive officer. “This year has become a very important transition year for us, committing nearly $450 million, more than twice our normal annual investment to expand our business. This investment includes entering into two new growth platforms; beauty schools and Hair Club for Men and Women. Unfortunately, much of this investment will occur during the second half of the fiscal year, resulting in modest accretion to earnings during fiscal year 2005. However, I am confident that these initiatives will provide a strong platform to deliver double-digit revenue and earnings growth consistent with our long-term expectations in 2006 and beyond.”

     Regis Corporation will release December and second quarter revenues, including same-store sales results, on January 7, 2005. The Company will release second quarter results on January 26, 2005.

     Regis Corporation (RGS) is the industry leader in three distinct, but related, hair service businesses; beauty salons, hair loss centers and beauty schools. As of December 1, 2004, the Company owned or franchised over 10,300 hair salons, 89 hair loss centers and 11 beauty schools operating under concepts such as Supercuts, Jean Louis David, Vidal Sassoon, Regis Salons, MasterCuts, Trade Secret, SmartStyle, Cost Cutters and Hair Club for Men and Women. These concepts are located in the US and in ten other countries throughout North America and Europe. For additional information about the Company, including managements’ current financial outlook and a reconciliation of non-GAAP financial information, please visit the Investor Information section of the corporate website at www.regiscorp.com.

     This press release contains “forward-looking statements” within the meaning of the federal securities laws, including statements concerning anticipated future events and expectations that are not historical facts. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward–looking statements in this document reflect management’s best judgment at the time they are made, but all such statements are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those expressed in or implied by the statements herein. Such forward-looking statements are often identified herein by use of words including, but not limited to, “may,” “believe,” “project,” ”forecast,” “expect,” “estimate,” “anticipate,” and “plan.” In addition, the following factors could affect the Company’s actual results and cause such results to differ materially from those expressed in forward-looking statements. These factors include competition within the personal hair care industry, which remains strong, both domestically and internationally, and price sensitivity; changes in economic condition; changes in consumer tastes and fashion trends; labor and benefit costs; legal claims; risk inherent to international development (including currency fluctuations); the continued ability of the Company and its franchisees to obtain suitable locations for new salon development; governmental initiatives such as minimum wage rates, taxes and possible franchise legislation; the ability of the Company to successfully identify and acquire salons that support its growth objectives; or other factors not listed above. The ability of the Company to meet its expected revenue growth is dependent on salon acquisitions, new salon construction and same-store sales increases, all of which are affected by many of the aforementioned risks. Additional information concerning potential factors that could affect future financial results is set forth in the Company’s Annual Report on Form 10-K for the year ended June 30, 2004 and included in Form S-3 Registration Statement filed with the Securities and Exchange Commission on June 4, 2004. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. However, your attention is directed to any further disclosures made in our subsequent annual and periodic reports filed or furnished with the SEC on Forms 10-K, 10-Q and 8-K and Proxy Statements on Schedule 14A.

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